Exhibit 99.1

Investor Contact: Sunesis Pharmaceuticals, Inc. Eric Bjerkholt 650-266-3717	Media Contact: Sunesis Pharmaceuticals Inc. Dan Weinseimer 650-266-3739

Sunesis Pharmaceuticals Receives NASDAQ Notification

SOUTH SAN FRANCISCO, Calif (April 17, 2009) – Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) reported today that it received a letter, dated April 14, 2009, from the Listing Qualifications Department of The NASDAQ Stock Market notifying the Company that it does not comply with the $10.0 million minimum stockholders' equity requirement for continued listing on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(b)(1)(A). NASDAQ's determination was based on a review of the Company's Annual Report on Form 10-K for the period ended December 31, 2008. At that time, the Company’s stockholders’ equity was reported at $6.5 million.  Since that time, the Company announced an up to $43.5 million financing, of which the first $10.0 million was received on April 3, 2009 upon the issuance of shares of the Company’s Series A preferred stock and warrants and the remainder of which may be issued by the Company, subject to approval by the Company’s stockholders, upon the satisfaction of a certain clinical milestone and the Company’s common stock trading above a specified floor price or upon approval by a majority of the investors in the private placement, among other conditions.  While the Company does not anticipate that it will meet the $10.0 million of stockholders’ equity continued listing requirement as of March 31, 2009 on a GAAP or pro-forma basis after giving effect to the $10.0 million private placement, the amount of the shortfall depends on the net proceeds from the initial closing of the private placement, the amount of the restructuring charge from the Company’s reduction in force on March 31, 2009 and the application of GAAP to the terms of the newly issued securities, which the Company is in the process of analyzing.

As provided in the NASDAQ rules, the Company has the opportunity to submit to NASDAQ a specific plan and timeline to achieve and sustain compliance. The Company intends to submit in a timely manner to the NASDAQ Staff a plan to continue listing on The NASDAQ Global Market. There is no assurance that NASDAQ will accept the Company’s plan to satisfy the stockholders’ equity requirement.

If, after the completion of its review, NASDAQ determines that the Company has not presented a plan that adequately addresses the stockholders' equity issue, NASDAQ will provide written notice that the Company's securities will be subject to delisting from The NASDAQ Global Market. In that event, the Company may either apply for listing on The NASDAQ Capital Market, provided it meets the continued listing requirements of that market, or appeal the decision to a NASDAQ Listing Qualifications Panel. In the event of an appeal, the Company's securities would remain listed on The NASDAQ Global Market pending a decision by the Panel following the hearing.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers.  Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, voreloxin, in multiple indications to improve the lives of people with cancer.  For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

This press release contains forward-looking statements, including, without limitation, statements related to the timeliness of the Company’s submission of a compliance plan to NASDAQ, the continued listing of the Company’s common stock on The NASDAQ Global Market, the amount of the Company’s stockholders’ equity as of any future date, the basis upon which NASDAQ may grant an exception to the continued listing requirements on The NASDAQ Global Market and the Company’s ability to raise additional funding in the future. Words such as “believes” "intends,” "may" and "opportunity" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Sunesis' need for and timing of additional funding, Sunesis’ ability to raise additional capital, the risk that the NASDAQ Staff may reject the Company’s plan for meeting the minimum continued listing requirements and the Company otherwise fails to comply with the continued listing requirements of The NASDAQ Global Market or any other NASDAQ market.  These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' Annual Report on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
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